                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                      Nature's Sunshine Products, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 22, 2001


                        NATURE'S SUNSHINE PRODUCTS, INC.

To the Shareholders:

         Notice is hereby given that the 2001 Annual Meeting of Shareholders of Nature's Sunshine Products, Inc. (the "Company") will be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606, on Tuesday, May 22, 2001, at 10:00 a.m., local time, for the following purposes:

         1. To elect two directors, each to serve a term of three years, and until each of their successors is elected and shall qualify; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 12, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders, and only shareholders of record at such date will be so entitled to notice and to vote.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

Dated:  April 12, 2001                       BY ORDER OF THE BOARD OF DIRECTORS
                                             BRENT F. ASHWORTH
                                             SECRETARY



PLEASE FILL IN, DATE, SIGN, AND RETURN THE ENCLOSED PROXY WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE VOTING OF THE PROXY, BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY VOTING IN PERSON AT THE MEETING.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                        NATURE'S SUNSHINE PRODUCTS, INC.

                     --------------------------------------


                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Nature's Sunshine Products, Inc. ("the Company") for the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606 on May 22, 2001, at 10:00 a.m., local time. The Shareholders of the Company will consider and vote upon the proposals described herein and referred to in the Notice of the Meeting accompanying this Proxy Statement.

         The close of business on April 12, 2001 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On such date there were 16,266,586 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter to be considered at the meeting. For a description of the principal holders of the Company's Common Stock, see "PRINCIPAL HOLDERS OF COMMON STOCK" below.

         Shares represented by Proxies will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying the contrary will be voted in favor of the Board of Directors' nominees for directors of the Company.

         The Proxies being solicited by the Board of Directors may be revoked by any shareholder giving the Proxy at any time prior to the Annual Meeting by giving notice of such revocation to the Company, in writing, at the address of the Company provided below. The Proxy may also be revoked by any shareholder giving such Proxy who appears in person at the Annual Meeting and advises the Chairman of the Meeting of his intent to revoke the Proxy.

         The principal executive offices of the Company are located at 75 East 1700 South, Provo, Utah 84606. This Proxy Statement and the enclosed Proxy are being furnished to shareholders on or about April 17, 2001.

                        PRINCIPAL HOLDERS OF COMMON STOCK

         The following table sets forth information as of March 31, 2001, with respect to the beneficial ownership of the Company's Common Stock by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table under "Executive Compensation", and all officers and directors of the Company as a group.


                                                     NUMBER OF SHARES
BENEFICIAL OWNER                                    BENEFICIALLY OWNED(1)              PERCENT OF CLASS(2)
-------------------------------------------------------------------------------------------------------------------
Pauline T. Hughes                                         2,293,649(3)                      14.1%
311 East Canal Road
Salem, UT  84653

Kristine F. Hughes                                        1,769,938(4)                      10.9%
Eugene L. Hughes
75 East 1700 South
Provo, UT 84606

FMR Corp.                                                 1,707,400(5)                      10.5%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP                        1,402,800(6)                       8.6%
75 State Street
Boston, MA 02109

Daniel P. Howells                                            59,000(7)                        .4%
75 East 1700 South
Provo, UT 84606

Douglas Faggioli                                             92,994(8)                        .6%
75 East 1700 South
Provo, UT 84606

Daren G. Hogge                                               28,923(9)                        .2%
75 East 1700 South
Provo, UT 84606

Jerry L. McLaughlin                                          26,300(10)                       .2%
1655 N. Main
Spanish Fork, UT 84660

Richard G. Hinckley                                           5,000(11)                        0%
75 East 1700 South
Provo, UT 84606

John R. DeWyze                                               45,078(12)                       .2%
1655 N. Main
Spanish Fork, UT 84660

All officers and                                          4,685,796(13)                     28.8%
directors as a group
(13 persons)

----------------------------
(1) Except as otherwise indicated, all shares are directly owned with voting and investment power held by the person named. Amounts shown include, where applicable, shares subject to presently exercisable options.

(2) The percentage includes shown for each beneficial owner is calculated based upon the outstanding Common Stock, including shares of Common Stock subject to presently exercisable options held by such beneficial owner which are deemed to be outstanding.

(3) Includes 1,624,373 shares held by Pauline Hughes in trust for the benefit of herself and her children, 433,110 shares held by a family limited partnership, 114,286 shares held by an annuity trust, and 121,880 shares subject to presently exercisable options.

(4) Includes 16,335 shares held directly, 1,384,285 shares held by Kristine and Eugene Hughes as trustees for the benefit of themselves and their children, 97,613 shares allocated to Mr. Hughes' account in a 401(k) Plan, and 271,705 shares subject to presently exercisable options.

(5) In an Amendment No. 1 to a Schedule 13G dated February 14, 2001, FMR Corp. ("FMR") reported that its wholly owned subsidiary, Fidelity Management & Research Company ("Fidelity"), is the beneficial owner of 1,707,400 shares of the Company's Common Stock. Fidelity acts as an investment adviser to Fidelity Low-Priced Stock Fund (the "Fund") which holds 1,659,900 of the shares. Edward C. Johnson 3d and Abigail P. Johnson, by virtue of their stock ownership and certain voting agreements, are controlling shareholders of FMR. Mr. Johnson, FMR and the Fund each have the sole power to dispose of the shares owned by the Fund. The sole power to vote or direct the voting of the shares is held by the Fund's Board of Trustees.

(6) In a Schedule 13G dated February 12, 2001, Wellington Management Company, LLP. ("WMC") reported that it in its capacity as investment adviser it may be deemed to beneficially own 1,402,800 shares of the Company's Common Stock. WMC has shared power to dispose of or to direct the disposition of 1,402,800 of the shares, and shared power to vote or direct the voting of 877,400 of the shares.

(7) Includes 4,000 shares held directly, and 55,000 shares subject to presently exercisable options.

(8) Includes 29,696 shares held directly, and 26,065 shares allocated in a 401(k) Plan, and 37,233 shares subject to presently exercisable options.

(9) Includes 1,000 shares held directly, and 1,530 shares allocated in a 401(k) Plan, and 27,393 shares subject to presently exercisable options.

(10) Includes 26,300 shares subject to presently exercisable options.

(11) Includes 5,000 shares subject to presently exercisable options.

(12) Includes 2,000 shares held directly, and 1,425 shares allocated in a 401(k) Plan, and 41,653 shares subject to presently exercisable options.

(13) Includes 283,542 shares allocated to executive officers in the 401(k) Plan, and 774,604 shares subject to presently exercisable options.



                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

         In accordance with the Bylaws of the Company, the Board of Directors has fixed its number at six members. Richard G. Hinckley was appointed by the Board of Directors to fill a vacancy on the Board. The other directors were elected for staggered terms at the last three annual meetings.

         Under the Company's Restated Articles of Incorporation, directors are divided into three classes, each class to consist, as nearly as may be possible, of one-third of the number of directors then constituting the entire Board of Directors. Each year one class of directors is elected, each director to serve a term of three years.

         At the Annual Meeting, two directors, Richard G. Hinckley and Eugene
L. Hughes, will stand for election to serve three years and thereafter until each of their successors are elected and shall qualify.

         In the absence of instructions to the contrary, the persons named in the Proxy will vote the Proxies for the election of the nominees listed below, unless otherwise specified in the Proxy. The Board of Directors has no reason to believe that the nominees will be unable to serve, but if either nominee should become unable to serve, the Proxies will be voted for such other person as the Board of Directors shall recommend.

         Certain information concerning the two nominees to the Board of Directors, and directors whose terms will continue after the Annual Meeting is set forth below.

                                    NOMINEES


                                                                            SERVED AS
                                                                             DIRECTOR      CLASS AND YEAR TERM
NAME OF NOMINEE              AGE         COMPANY POSITION HELD                SINCE            WILL EXPIRE
-----------------------------------------------------------------------------------------------------------------------------
Richard G. Hinckley          59         Director                               1999     Class II 2004 (if re-elected)
Eugene L. Hughes             69         Senior Vice President and Director     1980     Class II 2004 (if re-elected)

                                            DIRECTORS WHOSE TERMS ARE CONTINUING

Kristine F. Hughes           62         Chairperson  of the  Board  and        1980     Class III 2002
                                        Director
Daniel P. Howells            60         President, CEO and Director            1997     Class III 2002
Pauline T. Hughes            59         Director                               1988     Class I 2003
Douglas Faggioli             46         Executive Vice  President,  COO        1997     Class I 2003
                                        and Director
-----------------------------------------------------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

         Board members who are also employees of the Company do not receive any director's fees. The Company pays its non-employee Board members directors' fees of $20,000 to $43,000 and its Chairman of the Board, $120,000 per year, as well as the cost of health and life insurance coverage. The Company does not pay any fees for attendance at committee meetings. One non-employee Board member received six-year options to purchase 15,000 shares of the Company's Common Stock in 2000. The options were granted at market value as of the date of grant.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

         There were seven meetings of the Board of Directors held during the last fiscal year. All of the directors attended at least 75 percent of the meetings of the Board and Committees of the Board on which they served.

         The Board of Directors has a Compensation Committee, which consists of Kristine F. Hughes, Pauline T. Hughes and Richard G. Hinckley. The Compensation Committee recommends to the Board of Directors the compensation to be paid to the Company's chief executive and chief operating officers. There was one meeting of the Compensation Committee during the last fiscal year.

         The Board of Directors also has an Audit Committee, which consists of Kristine F. Hughes, Pauline T. Hughes and Richard G. Hinckley. The function of the Audit Committee is generally to approve the engagement of the Company's independent public accountants and to review audit and non-audit services provided by such accountants. There were four meetings of the Audit Committee during the last fiscal year.

         The Board of Directors has also established a Nominating Committee consisting of Kristine F. Hughes, Pauline T. Hughes and Richard G. Hinckley. The Nominating Committee considers and recommends nominations for election to the full Board of Directors. The Nominating Committee will consider recommendations of shareholders, and recommendations should be submitted to the Nominating Committee c/o the Secretary of the Company in accordance with the time period in "Shareholder Proposals" below. There was one meeting of the Nominating Committee during the last fiscal year.

                               OFFICERS AND DIRECTORS

             The officers and directors of the Company are:

         NAME                                             POSITION                                    AGE
-------------------------           --------------------------------------------------               -----
Daniel P. Howells                   President, Chief Executive Officer                                60
                                    and Director
Kristine F. Hughes                  Chairperson of the Board and Director                             62
Eugene L. Hughes                    Senior Vice President and Director                                70
Pauline T. Hughes                   Director                                                          59
Richard G. Hinckley                 Director                                                          59
Douglas Faggioli                    Executive Vice President, Chief Operating                         46
                                    Officer and Director
Dale G. Lee                         Executive Vice President,                                         55
                                    President - U.S.A. Sales Division
Daren G. Hogge                      President - International Division                                38
Brent F. Ashworth                   Vice President - Legal Affairs, Secretary                         52
                                    and General Counsel
Craig D. Huff                       Chief Financial Officer                                           45
                                    Vice President - Finance, Treasurer

Joseph A. Speirs                    Vice President-Marketing                                          48
John R. DeWyze                      Vice President - Operations                                       44
Jerry L. McLaughlin                 Vice President - Research and Development,
                                    Quality Assurance                                                 61

         Certain information regarding the business experience of the officers and directors is set forth below.

         DANIEL P. HOWELLS. Mr. Howells is the President, Chief Executive Officer and a Director of the Company. He began his employment with the Company in 1997. From 1991-1997 Mr. Howells served as President and CEO of Resorts USA, Bushkill, PA Division of Rank Group, London, England. From 1985-1990, he served as Executive Vice President and General Manager of the Marriott Management Service Division, Marriott Corporation. From 1972-1985, Mr. Howells was employed by Six Flags Corporation, serving as President and CEO from 1982-1985.

         KRISTINE F. HUGHES. Mrs. Hughes is the Chairperson of the Board of Directors of the Company. Mrs. Hughes was a co-founder in 1972 of Hughes Development Corporation, a predecessor of the Company, and has served as an officer or director of the Company and/or its predecessors since 1972. Mrs. Hughes serves on several civic and community boards and has been recognized for her business achievements, including the 1998 Utah Entrepreneur of the Year award. She is the wife of Eugene L. Hughes.

         EUGENE L. HUGHES. Mr. Hughes is Senior Vice President and a Director of the Company. Mr. Hughes was a co-founder and appointed president in 1972 of Hughes Development Corporation, a predecessor of the Company. He has served as an officer or director of the Company and/or its predecessors since 1972. Mr. Hughes serves on several community boards. He is the husband of Kristine F. Hughes.

         PAULINE T. HUGHES. Mrs. Hughes has been a Director of the Company since 1988. Mrs. Hughes was a co-founder in 1972 of Hughes Development Corporation, a predecessor of the Company, and has acted as a consultant from time to time to the Company and its predecessors.

         RICHARD G. HINCKLEY. Mr. Hinckley has served as a Director of the Company since 1999. Mr. Hinckley is a partner of Interior Space Systems, Inc., as well as Horizon Paint Company. From 1996, Mr. Hinckley served as Director of Corporate Development - Western Region, Nextlink Communications. From 1991 to 1996, he served as a Vice President of Beehive Travel until its merger with Morris Travel where he became the Director of Meetings and Incentives. He also served as president, director and part owner of Park `n Jet, Utah's largest off-airport parking facility. Mr. Hinckley received his MBA degree from Stanford University.

         DOUGLAS FAGGIOLI. Mr. Faggioli is Executive Vice President, Chief Operating Officer and a Director of the Company. He began his employment with the Company in 1983 and has served as an officer of the Company since 1989. He is a Certified Public Accountant.

         DALE G. LEE. Mr. Lee is Executive Vice President, President of U. S. Sales of the Company. He began his employment with the Company in 1978 and has served as an officer of the Company since 1989.

         DAREN G. HOGGE. Mr. Hogge is President of the International Division. He began his employment with the Company in 1993, and has served as an officer of the Company since 1997. He is a Certified Public Accountant.

         BRENT F. ASHWORTH. Mr. Ashworth is Vice President-Legal Affairs, Secretary and General Counsel for the Company. Mr. Ashworth began his employment with the Company in 1977 and has served as an officer of the Company since 1979. He is a member of the Utah State Bar.

         CRAIG D. HUFF. Mr. Huff is the Chief Financial Officer of the Company. He began his employment with the Company in 1982 and has served as an Officer of the Company since 1998. He is a Certified Public Accountant.

         JOSEPH A. SPEIRS. Mr. Speirs is Vice President-Marketing of the Company. He began his employment with the Company in 1977 and has served as an officer of the Company since 1983.

         JOHN R. DEWYZE. Mr. DeWyze began his employment with the Company in 1995, and has served as Vice President of Operations since 1997. From 1983 to 1994, Mr. DeWyze was employed by Bristol-Myers Squibb where he held positions of increasing responsibility during those years within the operations group including leading manufacturing and maintenance groups. He received his MBA degree in 1994.

         JERRY L. MCLAUGHLIN, PH.D. Dr. McLaughlin has served as Vice President of Research and Development/Quality Assurance since joining the Company in 1999. From 1971 to 1999, Dr. McLaughlin was a professor at Purdue University, serving most recently as Professor of Pharmacognosy in the Department of Medicinal Chemistry and Molecular Pharmacology at Purdue University's School of Pharmacy and Pharmacal Sciences. Dr. McLaughlin is internationally recognized, is published extensively in professional journals and is a Fellow of several pharmaceutical societies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations provided to the Company by its officers, directors and 10% shareholders, the Company is unaware of any such persons failing to file on a timely basis any reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for Jerry McLaughlin and Richard Hinckley who inadvertently filed their Form 3s late.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

         The following table sets forth information concerning the cash and non-cash compensation, paid or to be paid by the Company to its chief executive officer and to each of its executive officers named below, for the three fiscal years ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE


                            ANNUAL COMPENSATION                                         LONG TERM COMPENSATION
-------------------------------------------------------------------------------     --------------------------------
       (a)                    (b)         (c)        (d)            (e)                    (g)            (j)
                                                                                      SECURITIES
                                                                 OTHER ANNUAL         UNDER-LYING       ALL OTHER
                                        SALARY       BONUS       COMPENSATION        OPTIONS/SARS    COMPENSATION(3)
NAME AND PRINCIPAL POSITION    YEAR     ($)(1)       ($)            ($)(2)              (SHARES)           ($)
---------------------------- -------- ------------ ------------ ---------------     --------------   ---------------
Daniel P. Howells             2000      292,140      151,036          -                      -               2,840
Chief Executive Officer       1999      289,383         -             -                   319,340            7,520
                              1998      275,600      110,240           334                   -               8,337

Douglas Faggioli              2000      220,541       92,856          -                      -                 703
Executive Vice President,     1999      220,000         -             -                   209,370            1,606
Chief Operations Officer      1998      208,362       70,000          -                      -               1,587

Daren G. Hogge                2000      156,537      111,657          -                    10,800              284
Vice President,               1999      152,763       21,714          -                   115,700              590
International Division        1998      125,205       44,264          -                      -                 561

Jerry L. McLaughlin           2000      169,411       60,132          -                      -               2,332
Vice President, Res. &        1999       34,904         -           28,577                 73,908              426
Dev./Quality Assurance        1998         -            -             -                      -                  -

John R. DeWyze                2000      143,583       49,728          -                    12,260              287
Vice President Operations     1999      141,131       21,614          -                    75,400              768
                              1998      123,886       37,508          -                      -                 809

----------------------------

(1) Includes amounts contributed by the Company to its 401(k) defined contribution plan and amounts paid by the Company.

(2) Amount listed is for relocation and moving expenses. The Company also provides health, disability and other perquisites to each of its officers, but they do not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.

(3)  Amounts listed are for excess life insurance premiums.

         EMPLOYMENT AGREEMENTS

         The Company has Employment Agreements with each of its executive officers who receive base annual salaries currently ranging from approximately $138,000 to $292,000. The Agreements are renewable on an annual basis and generally provide for an initial term of one year. In the event the Company terminates or does not renew an officer's employment without cause, the officer is generally entitled to receive the balance of his base salary for twelve months.

         EXECUTIVE INCENTIVE PLANS

         The Company has from time to time adopted incentive plans for key management and/or other employees of the Company.

         In 1997, the Board of Directors adopted an Incentive Compensation Plan ("Bonus Plan"), which provides for bonuses ranging from 0% to 90% of base salary for all employees of the Company depending upon the employee's position with the Company. Up to 40% of the bonus for certain key employees is determined by how well an employee achieves certain specified individual performance objectives, and the balance is determined by how well the Company achieves certain sales and operating income goals. Payments totaling $662,000, $99,000 and $463,000 were made to officers for services rendered in 2000, 1999 and 1998 for this or similar executive incentive plans. Amounts paid, if any, to the officers participating in the Bonus Plan are included in the Summary Compensation Table.

         The Bonus Plan also provides that certain stock options will be granted to officers and key employees if the Company and the employee meet their performance objectives. In 2000, officers earned options to purchase 53,770 shares of the Company's Common Stock. The Options earned were granted in February 2000 at fair market value and require three-year vesting.

         In 1999, the Company adopted an Executive Loan Program. The Program is intended to assist executive officers of the Company purchase the Company's Common Stock. Loans are limited to $59,000 and the proceeds must be used to purchase Common Stock of the Company. Loans are secured by the purchased Common Stock and bear interest at the current prime rate. The notes are due ninety days after demand or ninety days after termination of employment.

         STOCK OPTION PLANS

         The 1995 Stock Option Plan, as amended (the "1995 Plan") authorizes the grant of incentive and non-qualified stock options to officers and key employees. The 1995 Plan currently allows maximum of 4,150,000 shares of the Company's Common Stock (adjusted for stock splits and dividends).

         Options issued under the 1995 Plan must have an exercise price at least equal to the fair market value on the date of grant and a term of not more than ten years. Options are generally not transferable and are exercisable in accordance with vesting schedules established by the Compensation Committee (the "Committee") of the Board of Directors administering the Plan. The Committee establishes with respect to each option granted to an employee, and sets forth in the option agreement, the effect of the termination of employment on the rights and benefits thereunder. In the event of certain changes in control of the Company, options generally become immediately exercisable.

         As of April 12, 2001 there were 3,290,170 shares subject to non-qualified options outstanding under the 1995 Plan and 363,107 shares available for further issuance (as adjusted for stock splits and dividends). See "Executive Incentive Plans" above.

         The Company also has 636,466 shares subject to non-qualified options outstanding, which were granted under stock option plans or arrangements that have been terminated.

                            OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth a summary of certain non-qualified stock options granted to the Company's named officers during 2000.

                                                                                                     POTENTIAL REALIZABLE VALUE
                                                                                                     AT ASSUMED ANNUAL RATES OF
                                                                                                    STOCK PRICE APPRECIATION FOR
                                                                                                             OPTION TERM
--------------------------- -------------- ------------------------ ----------------- ------------ ----------------- ---------------
   (a)                           (b)                 (c)                  (d)             (e)           (f)            (g)
                                             % OF TOTAL OPTIONS         EXERCISE
                               OPTIONS      GRANTED TO EMPLOYEES         PRICE         EXPIRATION
NAME                         GRANTED (#)           IN 2000             ($/SHARE)          DATE         5% ($)         10% ($)
--------------------------- -------------- ------------------------ ----------------- ------------ ----------------- ---------------
Daniel P. Howells                 -                    -                    -              -              -             -

Douglas Faggioli                  -                    -                    -              -              -             -

Daren G. Hogge                   10,800             6.16%                 9.00          2/23/2006       33,057        74,996

Jerry L. McLaughlin               -                   -                    -                -             -             -

John R. DeWyze                    250               0.14%                 8.13          1/3/2010         1,277         3,237
                               12,010               6.85%                 9.00          2/23/2006       36,791       83,398


                        OPTION EXERCISES DURING 2000 AND
                            2000 YEAR-END VALUE TABLE

         The following table sets forth certain information regarding the exercise and value of non-qualified stock options held by the named officers during 2000 (as adjusted for stock splits and dividends).

                              AGGREGATED OPTION EXERCISES IN 2000 AND 2000 YEAR-END OPTION VALUE
  --------------------- ---------------- --------------------- ---------------------------- -------------------------------------
            (a)               (b)                (c)                        (d)                               (e)
                                                                                                   DOLLAR VALUE OF UNEXERCISED
                                                                      NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                         SHARES ACQUIRED                           OPTIONS AT FISCAL YEAR-END            FISCALYEAR-END
           NAME          ON EXERCISE (#)   VALUE RECEIVED ($)     EXERCISABLE/UNEXERCISABLE (#)   EXERCISABLE/UNEXERCISABLE ($)
  --------------------- ---------------- --------------------- -------------------------------- ---------------------------------
  Daniel P. Howells            -                  -                     55,000/269,060                          0/0
  Douglas Faggioli             -                  -                     37,233/170,157                          0/0
  Daren Hogge                  -                  -                     27,393/159,417                          0/0
  Jerry L. McLaughlin          -                  -                      26,300/86,000                          0/0
  John R. DeWyze               -                  -                      41,653/79,417                          0/0

401(k) PLAN

         The Company sponsors a qualified deferred compensation plan ("401(k) Plan") under Section 401(k) of the Internal Revenue Code, pursuant to which full-time employees may reduce their salaries by up to 10% of their compensation limited to a maximum of $10,500 and have the salary reduction amounts contributed to the 401(k) Plan. Such contributions are 100% matched by the Company, up to a maximum of 5% of the employee's compensation. Participants are fully vested at all times in their salary reduction contributions and after four years of service are fully vested in matching Company contributions. Participants are eligible to receive distribution of vested amounts upon retirement, death or disability, or termination of employment. Contributions by the Company to the 401(k) Plan were approximately $623,000, $640,000 and $545,000 for 2000, 1999 and 1998,
respectively. Amounts contributed for officers participating in the 401(k) Plan are included in the Summary Compensation Table above.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors' Compensation Committee is composed of Pauline T. Hughes, Kristine F. Hughes and Richard G. Hinckley.

         THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                      REPORT OF THE COMPENSATION COMMITTEE

To:  The Board of Directors

         As members of the Compensation Committee (the "Committee"), it is our duty to administer or supervise various stock option and incentive compensation plans of the Company. In addition, the Committee recommends to the Board of Directors the compensation to be paid to the Company's chief executive and operating officers. The Committee also reviews compensation policies applicable to officers and key employees and considers the relationship of corporate performance to that compensation.

         The Committee submits a report to the Board concerning the compensation policies followed by the Committee in recommending compensation for the Company's chief executive and chief operating officers. In establishing such compensation for 2000, the Committee considered a number of factors, including what it believed to be the competitive level of compensation that is necessary to attract, retain and motivate qualified officers. In this regard, the Committee reviewed several salary reports and surveys. The Committee also considered (i) an officer's contribution to the Company's operating performance, as measured by increases in sales revenues, profitability and return on assets, (ii) the officer's contribution to helping the Company meet its other objectives, such as providing a high level of service to the Company's customers and in maximizing shareholder value, and (iii) the Chief Executive Officer's evaluation of the officer. For the Chief Executive Officer, the Committee also took into consideration the Company's overall stock performance as measured against the stock market and success in opening new overseas markets for the Company's products. For 2000 salaries, the Committee applying the factors set forth above increased base salaries for the chief executive and chief operating officers approximately 0% over 1999 levels on a weighted average basis. Salaries for 2001, increased approximately 7% over 2000 levels on a weighted average basis. Other executive officer salaries in 2000 were set by the chief executive and chief operating officers using the same factors set forth above. The chief executive and chief operating officers approved percentage salary increases for the executive officers in 2001 and 2000 that were the same as those approved by the Committee.

         The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relate to and be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an officer's compensation is subject directly to annual bonus compensation measured by the Company's achievement of certain sales and income goals. Under the Company's Incentive Compensation Plan, bonuses are paid based on the officer's performance and the performance of the entire Company. The Committee believes the compensation paid to its officers is reasonable in view of the Company's performance and the contribution of these officers to that performance.

         All officers and key employees participate in the Company's stock option plans. Options granted thereunder, may provide for the acceleration of vesting if the Company meets or exceeds certain income and/or revenue goals. The Committee believes that stock options have been effective in attracting, motivating and retaining executives and key employees. During 2000, the Committee recommended stock option grants in the aggregate amount of 175,290 shares. In February 2001, the Committee approved stock option grants in the aggregate amount of 815,990 shares because the Company and its key employees met certain specified performance goals for the year 2000. The options were granted in February 2001, at fair market value, and were subject to two-year vesting.

         Except for Kristine F. Hughes, no member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. Mrs. Hughes served as President and CEO of the Company from September 1996 to October 1997.

                             COMPENSATION COMMITTEE

Dated April 12, 2001

                                PAULINE T. HUGHES

                               KRISTINE F. HUGHES

                               RICHARD G. HINCKLEY


                           CORPORATE STOCK PERFORMANCE

        The following graph compares the performance (total return on investment as measured by the change in the year-end stock price plus reinvested dividends) of the Common Stock of the Company ("NATR") with that of the Index for NASDAQ Stock Market (U.S. companies) and the Index for NASDAQ Stock (SIC 2800-2899) (herbal vitamins companies) for the five years ended December 31, 2000.

              Comparison of Five -- Year Cumulative Total Returns
                            Performance Graph for
                       Nature's Sunshine Products, Inc.

              Produced on 04/05/2001 including data to 12/29/2000



                               [PERFORMANCE GRAPH]

                          REPORT OF THE AUDIT COMMITTEE

Dated April 12, 2001

To:  The Board of Directors

         We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

         We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

         We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board, and have discussed with the auditors the auditor's independence.

         Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                 AUDIT COMMITTEE

Dated April 12, 2001

                                 RICHARD G. HINCKLEY

                                 PAULINE T. HUGHES

                                 KRISTINE F. HUGHES


(SEE EXHIBIT A)

                                RELATIONSHIP WITH
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Audit Committee of the Board of Directors of the Company has recommended to the Board of Directors that Arthur Andersen LLP be selected again as the independent public accountants for the Company. The Board of Directors has accepted this recommendation and has selected Arthur Andersen LLP to be the independent public accountants for the Company for the fiscal year ending December 31, 2001. Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended December 31, 2000.

         Representatives of Arthur Andersen LLP are expected to attend the 2001 Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to answer appropriate questions from shareholders.

                              SHAREHOLDER PROPOSALS

         If a shareholder wishes to present a proposal at the 2002 Annual Meeting of Shareholders, the proposal must be received by Nature's Sunshine Products, Inc., 75 East 1700 South, Provo, Utah 84606, prior to December 31, 2001. The Board of Directors will review any proposal, which is received by that date and determine whether it is a proper proposal to present to the 2002 Annual Meeting.

                                  VOTE REQUIRED

                  A majority of the 16,266,586 outstanding shares of Common Stock of the Company shall constitute a quorum at the Annual Meeting. Under the Utah Revised Business Corporation Act, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting provided a quorum is present. The affirmative vote of at least a majority of the shares represented at the meeting is required for all other proposals to come before the meeting. The Company does not have any specific charter or by-law provisions dealing with the method by which votes will be counted; however, in prior years the Company has counted abstentions and broker non-votes for quorum purposes but the votes represented by such shares are not counted in computing the results of the election of directors or other resolutions.

         Votes cast by shareholders who attend and vote in person or by proxy at the Annual Meeting will be counted by inspectors to be appointed by the Company (it is anticipated that the inspectors will be employees, attorneys or agents of the Company).

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present and has not been informed that any other person intends to present a matter for action at the 2001 Annual Meeting other than as set forth herein and in the Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of Proxies will act in accordance with their best judgment. The Board of Directors may read the minutes of the 2000 Annual Meeting of Shareholders and make reports, but shareholders will not be requested to approve or disapprove such minutes or reports.

         In addition to the solicitation of Proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit Proxies personally or by telephone. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of Common Stock held of record and will reimburse such persons for forwarding such material. The cost of this solicitation of Proxies will be borne by the Company.

         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY -ATTENTION: INVESTOR RELATIONS DEPARTMENT, 75 EAST 1700 SOUTH, PROVO, UTAH 84606. Copies of the Company's 2000 Annual Report to Shareholders are being mailed with this Proxy Statement. Additional copies may also be obtained by writing to the Company's Investor Relations Department, at the above address.

         The enclosed Proxy is furnished for you to specify your choices with respect to the matters referred to in the accompanying notice and described in this Proxy Statement. If you wish to vote in accordance with the Board's recommendations, merely sign, date and return the Proxy in the enclosed envelope which requires no postage if mailed in the United States. A prompt return of your Proxy will be appreciated.

Dated:  April 12, 2001                     BY ORDER OF THE BOARD OF DIRECTORS


                                           Brent F. Ashworth
                                           SECRETARY

                                                                       EXHIBIT A

                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS


I.       PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporations' auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

         o Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.
         o    Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.
         o    Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

         The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

I.       COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee as defined by NASDAQ. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

         The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

II.      MEETINGS

         The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporations financials consistent with IV.4 below).

III.     RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/ Reports Review
1. Review and update this Charter periodically, at least annually, as conditions dictate.
2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.
3. Review the regular internal reports to management prepared by the internal auditing department and management's response.
4. Review with financial management and the independent accountants the 10-Q prior to it filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants
1. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountant's independence.
2. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.
3. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

Financial Reporting Processes
4. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.
5. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.
6. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement
7. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.
8. Following completion of the annual audit, review separately with each member of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restriction son the scope of work or access to required information.
9. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.
10. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate amount of time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance
11. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.
12. Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.
13. Review activities, organizational structure, and qualifications of the internal audit department.
14. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.
15. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.
16. Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kristine F. Hughes and Brent F. Ashworth and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned on April 12, 2001, at the Annual Meeting of Shareholders to be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606, on Tuesday, May 22, 2001, at 10:00 a.m., local time, or at any adjournment thereof.

                           (TO BE SIGNED ON REVERSE SIDE.)

/X/   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


                                   FOR    WITHHELD
1.    Election of Directors.       / /     / /           NOMINEES:      Richard G. Hinckley
                                                                        Eugene L. Hughes

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


-------------------------------------------------------------------------------


                                                   FOR    AGAINST    ABSTAIN
2.  In their discretion, the Proxies are
    authorized to vote upon such other             / /      / /        / /
    business as may properly come
    before the Annual Meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


Please sign and date this Proxy where shown below and return it promptly:

No postage is required if this Proxy is returned in the enclosed envelope and mailed in the United States.

SIGNATURE(S)
            ----------------------------------------

DATE
    -----------------------------------


NOTE: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.